EXHIBIT 5.1



                                  May 22, 1998


Telegen Corporation
101 Saginaw Drive
Redwood City, CA  94063

                    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Telegen Corporation, a California corporation (the "Company" or "you"), with the Securities and Exchange Commission on or about May 22, 1998 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an additional 400,000 shares of Common Stock (the "Shares") reserved for issuance under the Company's 1996 Stock Plan (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Company under the Plan.

         It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken, by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI
                                      ------------------------------------------
                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation


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